AMENDMENT NO. 19
TO THE AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST OF
AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)
          This Amendment No. 19 (the “Amendment”) to the Amended and Restated Agreement and Declaration of Trust of AIM Investment Funds (Invesco Investment Funds) (the “Trust”) amends, effective as of April 1, 2011, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the “Agreement”).
          Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.
          WHEREAS, the Trustees of the Trust approved this amendment and a vote of the Shareholders is not required for this amendment;
          NOW, THEREFORE, the Agreement is hereby amended as follows:
     1. Section 3.2 is amended to read as follows:
          Section 3.2 Trustees. The number of Trustees shall be such number as shall be fixed from time to time by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than two (2) nor more than sixteen (16).
     2. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.
     3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.
     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of April 1, 2011.

By: Name:	/s/ John M. Zerr John M. Zerr
Title:	Senior Vice President